Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                   Contacts:
New York, N.Y. 10022                                         ---------
                                                             James N. Fernandez
                                                             (212)230-5315
                                                             Mark L. Aaron
                                                             (212) 230-5301

             TIFFANY ANNOUNCES $400 MILLION STOCK REPURCHASE PROGRAM
             -------------------------------------------------------

New York, March 17, 2005 - Tiffany & Co. (NYSE-TIF) announced today that its Board of Directors has approved a new stock repurchase program. This new program, effective immediately, authorizes the Company to repurchase up to $400 million of its Common Stock through open market or private transactions. At the current market price, this would represent repurchases of approximately 9% of the 144,548,000 shares of Common Stock that were outstanding at January 31, 2005. The new program expires on March 30, 2007. Repurchases under this program in excess of $159 million will be subject to lender approval under the Company's primary credit facility.

In November 2003, the Board had increased and extended a then-existing repurchase program, thereby authorizing the total repurchase of up to $116.5 million of the Company's Common Stock from that date through November 2006. At March 16, 2005, there remained approximately $21 million authorized for repurchase under that program, which has been terminated and replaced with the new program announced today.

Michael  J.  Kowalski,   chairman  and  chief  executive  officer,  said,  "This
significant action reflects Tiffany's financial strength and the Board's unequivocal confidence in our favorable long-term outlook. We believe that returning capital to shareholders through periodic stock repurchases is a prudent use of our strong cash flow and is consistent with our objective to generate additional value for our shareholders."

Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company now operates more than 150 TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. The Company's Other operations include consolidated results from ventures operated under trademarks or trade names other than TIFFANY & CO. For additional information, please visit www.tiffany.com (go to "About Tiffany" and "Shareholder Information") or call our shareholder information line at 800-TIF-0110.

This press release contains certain "forward-looking" statements. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2003 Annual Report and in Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #